As filed with the Securities and Exchange Commission on October 28, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Schneider National, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1258315
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3101 South Packerland Drive

Green Bay, Wisconsin 54313

(Address of principal executive offices) (Zip code)

Schneider National, Inc. Deferred Equity Plan

(Full title of the plan)

Thomas G. Jackson

Executive Vice President and General Counsel

Schneider National, Inc.

3101 South Packerland Drive

Green Bay, Wisconsin 54313

(Name and address of agent for service)

(920) 592-2000

(Telephone number, including area code, of agent for service)

Copies to:

Taylor Wedge French, Esq.

Barlow T. Mann, Esq.

McGuireWoods LLP

201 North Tryon Street

Suite 3000

Charlotte, North Carolina 28202

(704) 343-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Schneider National, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering $20,000,000 of deferred compensation obligations related to the deferral under the Schneider National, Inc. Deferred Equity Plan (the “Plan”) of restricted stock unit awards and performance-based restricted stock unit awards granted pursuant to the Schneider National, Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “Omnibus Plan”). The shares of the Company’s Class B common stock (“Common Stock”) available for issuance under the Omnibus Plan were registered on a registration statement on Form S-8 (File no. 333-217301) filed by the Company with the Commission on April 13, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information in Part I relating to the Plan will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus (the “Section 10(a) Prospectus”) as required by Section 10(a) of the Securities Act in respect of future issuances under the Plan.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) Prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about Plan, will be available without charge by contacting the General Counsel at Schneider National, Inc., 3101 South Packerland Drive, Green Bay, Wisconsin 54313 or (920) 592-2000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer Schneider National, Inc., unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company, with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2021;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022; and

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2022 (Item 8.01 only), January 21, 2022, January 26, 2022, April 27, 2022, July 27, 2022 and October 24, 2022.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

The Plan is an unfunded, unsecured nonqualified deferred compensation plan that allows participants to defer receipt of restricted stock units and performance-based restricted stock units (collectively, the “Equity Awards”) granted under the Omnibus Plan in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended. A select group of the Company’s officers and highly compensated employees are designated as eligible to participate in the Plan. The Compensation Committee of the Board of Directors (the “Committee”) is responsible for designating executive officers and certain other employees as eligible for participation in the Plan, while the Plan administrator is responsible for designating all other employees as eligible for participation in the Plan. Participation for elective deferrals is voluntary. Subject to the procedural requirements of the Plan, as well as such other terms and conditions determined by the Plan administrator and set forth in a deferral election form and related documents, eligible participants may make an irrevocable election to defer up to 100% of their Equity Awards.

Each deferred Equity Award will generally be paid in a single lump-sum distribution, either in shares, cash or some combination thereof, according to the terms of the deferral election. The value of a deferred Equity Award will fluctuate with the value of the Common Stock until such deferred Equity Award is actually paid in stock or cash, as applicable. Any fractional shares will be converted to cash based on the closing price per share of the Common Stock as reported on the New York Stock Exchange on the last business day prior to such distribution.

Subject to the requirements of Section 409A of the Code, distributions under the Plan will be made on a fixed date elected by the participant at the time of each such deferral election, which date may be no earlier than the first anniversary and no later than the tenth anniversary of the original payment or settlement date of the Equity Award being deferred (unless the Company determines otherwise in accordance with Section 409A of the Code). In general, if the participant terminates employment or the participant’s employment is terminated because of death, the participant (or the participant’s beneficiaries, if applicable) will receive a lump sum distribution on the last business day of the month following the participant’s separation from service or death, as applicable. At the time that a participant elects to defer receipt of an Equity Award, they will also elect whether (i) to receive their distributions as a lump sum in the event of such participant’s disability, or (ii) notwithstanding such participant’s disability, to receive their distribution on the date designated at the time of deferral (or on the last business day of the month following the participant’s separation from service or death, if applicable).

Each distribution of a deferred Equity Award will include all dividend equivalents, if any, granted under the Omnibus Plan in connection with such Equity Award, and a deferred Equity Award that was entitled to dividend equivalents prior to the its deferral will continue to be eligible to receive dividend equivalents while deferred pursuant to the Plan. All dividend equivalents, regardless of whether the underlying Equity Award is cash-settled or stock-settled, will be distributed as a lump-sum cash payment at the time the underlying Equity Award is settled.

The obligations of the Company with respect to deferred Equity Awards that are to be cash-settled (the “Obligations”) are unsecured general obligations of the Company to pay these amounts in the future in accordance with the terms of the Plan and no right to receive payment under the Plan shall be greater than the right of any unsecured general creditor of the Company. Cash payments under the Plan are expected to be made from the general assets of the Company. This Registration Statement relates to registration of the Obligations, and not registration of Common Stock issued upon settlement of any deferred Equity Awards in stock.

A participant’s claim to amounts credited to the participant’s account under the Plan will at all times be fully vested and nonforfeitable, subject to the terms of any Company compensation recovery or clawback policy.

The Plan is administered by the Plan administrator appointed by the Company’s Board of Directors or the Committee. The Plan administrator has all the powers necessary or appropriate to carry out the provisions of the Plan, the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan (other than the eligibility of executive officers and certain other employees that are determined by the Committee), the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof. The Company reserves the right to amend, modify or terminate the Plan at any time, and for any reason, by action of its Board of Directors. However, no amendment or termination shall adversely affect the amounts payable under the Plan or cause amounts deferred under the Plan to become subject to assessment of penalties or interest under Section 409A of the Code. The Plan may only be terminated if all other similar arrangements subject to Section 409A of the Code that are sponsored by the Company are terminated and settled in a manner consistent with the Plan.

There is no trading market for the Obligations. The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

The Plan will be governed and construed in accordance with the laws of the State of Wisconsin, to the extent not superseded by the laws of the United States.

The foregoing description of the Plan is qualified by reference to the full text of the Plan, which is included as an exhibit to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (the “WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and that is brought by or in the right of the corporation or by any other person. A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses, including fees, costs, charges, disbursements, attorney’s fees and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty that the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

An officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by a majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by an affirmative vote of disinterested shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand an officer’s or director’s right to indemnification (i) in its articles of incorporation or bylaws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, the Company’s Amended and Restated Bylaws contain indemnification provisions that are substantially similar to the statutory indemnification provisions. Additionally, the Company has purchased director and officer liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Schneider National, Inc. Deferred Equity Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 28, 2022).

5.1*	Opinion of Godfrey & Kahn, S.C.

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on October 28, 2022.

SCHNEIDER NATIONAL, INC.

By:	/s/ Mark B. Rourke
Name:	Mark B. Rourke
Title:	President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas G. Jackson, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to act on, sign and file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granted unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on October 28, 2022.

Signature	Title	Date
/s/ Mark B. Rourke	President, Chief Executive Officer and Director	October 28, 2022
Mark B. Rourke	(Principal Executive Officer)

/s/ Stephen L. Bruffet	Executive Vice President and Chief Financial Officer	October 28, 2022
Stephen L. Bruffett	(Principal Financial Officer)

/s/ Shelly A. Dumas-Magnin	Vice President and Controller	October 28, 2022
Shelly A. Dumas-Magnin	(Principal Accounting Officer)

/s/ Adam P. Godfrey	Chairman of the Board of Directors	October 28, 2022
Adam P. Godfrey

/s/ Jyoti Chopra	Director	October 28, 2022
Jyoti Chopra

/s/ James R. Giertz	Director	October 28, 2022
James R. Giertz

/s/ Robert W. Grubbs	Director	October 28, 2022
Robert W. Grubbs

/s/ Robert M. Knight, Jr.	Director	October 28, 2022
Robert M. Knight, Jr.

/s/ Therese A. Koller	Director	October 28, 2022
Therese A. Koller

/s/ Paul J. Schneider	Director	October 28, 2022
Paul J. Schneider

/s/ John A. Swainson	Director	October 28, 2022
John A. Swainson

/s/ James L. Welch	Director	October 28, 2022
James L. Welch